Solésence, Inc. 8-K

Exhibit 10.2

TRANSITION EMPLOYMENT AGREEMENT

This Transition Employment Agreement dated and effective as of September 3, 2025 (this “Agreement”), is made between Solésence, Inc. f/k/a Nanophase Technologies Corporation, a Delaware corporation (with its successors and assigns, referred to as the “Company”), and Jess Jankowski (“Mr. Jankowski”).

Preliminary Statement

Mr. Jankowski has been continuously employed by the Company since 1995, most recently in the positions of President, Chief Executive Officer (“CEO”), and Chief Financial Officer (“CFO”). In connection with preparations for Mr. Jankowski’s forthcoming retirement and resignation from all his positions as an officer and as a director of the Company, and the Company’s reliance thereon, the Company desires to continue Mr. Jankowski’s employment, now as Board Advisor, and Mr. Jankowski wishes to be so employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The Company and Mr. Jankowski also wish to enter into the other covenants stated in this Agreement, all of which are related to Mr. Jankowski’s transition employment with the Company. In consideration of the mutual promises and covenants stated below, Mr. Jankowski and the Company therefore agree as follows:

Agreement

1.            Continued Employment for Term. Mr. Jankowski’s employment under this Agreement shall begin on September 3, 2025 and end on or about November 21, 2025, unless terminated earlier pursuant to Section 7 below (the “Term”). Concurrent with the start of the Term, the parties confirm that the prior Employment Agreement between the Company and Mr. Jankowski, dated as of August 12, 2009, has been terminated, and that no monies or benefits of any kind, including severance, are owed to Mr. Jankowski under that prior Employment Agreement. The parties may extend the Term upon written agreement. Upon any extension of the Term, the terms and conditions of this Agreement shall remain effective.

2.            Position and Duties. During the Term, Mr. Jankowski shall be employed as the Advisor to the Company’s Board of Directors (the “Board”). During the Term, Mr. Jankowski also shall hold such additional positions and titles, and perform such responsibilities, as the Company’s Board may determine from time to time. During the Term, Mr. Jankowski shall continue to devote his best efforts and substantially all his business time, consistent with his prior employment with the Company to date, to his duties as the Company’s Board Advisor.

3.            Signing Benefits. In consideration of and in reliance upon Mr. Jankowski’s execution of this Agreement, and based entirely upon his accepting his duties and obligations to the Company under this Agreement (specifically including, without limitation, his obligations under the post-employment consulting covenant in Section 9, the restrictive covenants in Section 10, and the limitations in Section 11 of the Agreement), the Company shall provide Mr. Jankowski with the following signing benefits:

(a)           If the Company ends Mr. Jankowski’s employment during the Term for reasons other than “Cause” (as defined in Section 8(a)), or Mr. Jankowski’s employment ends upon expiration of the Term, so long as Mr. Jankowski signs, without subsequent revocation, a Separation Agreement and Release in a form acceptable to the Company, the Company shall provide him with the following Severance Benefits:

(i)         the Company shall pay Mr. Jankowski a sum equal to his annualized base salary in effect at the time of termination for 52 full weeks after the effective date of termination, payable in equal installments on the Company’s regular pay cycle for officers;

(ii)        if Mr. Jankowski elects group health insurance continuation coverage under COBRA, the Company shall reimburse him for the cost of his COBRA insurance premiums for 12 months; and

(iii)       all unvested stock options granted to Mr. Jankowski prior to termination shall become fully vested, and shall become exercisable (by Mr. Jankowski, or upon his death or disability, by his heirs, beneficiaries, and personal representatives) at any time before the expiration of each such stock option, as provided in the applicable option agreement. This period for exercising the stock options granted to Mr. Jankowski shall apply regardless of any shorter exercise period provided in the applicable option grant agreement and the Company’s 2010 Equity Compensation Plan and 2019 Equity Compensation Plan, each respectively as amended (the “Plans”).

4.	Compensation During the Term.

(a)           Base Salary. The Company shall pay Mr. Jankowski an annualized base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $366,912.00 per annum, payable in equal installments on the Company’s regular pay cycle for officers.

(b)           Bonus Payment. Mr. Jankowski will be eligible for discretionary bonuses for services to be performed as Board Advisor based on performance milestones as determined by the Company’s Board.

(c)           Stock Options. Subject to the provisions of the Company’s 2019 Equity Compensation Plan, and as determined by the Board in its sole discretion, Mr. Jankowski shall be eligible for such stock options and other equity compensation as the Board deems appropriate.

(d)           Other and Additional Compensation. Section 4(a) establishes the minimum annualized salary for Mr. Jankowski during the Term, and shall not preclude the Board from awarding him a higher salary at any time or other compensation in the discretion of the Board.

5.            Employee Benefits. During the Term, Mr. Jankowski shall be entitled to the employee benefits made available by the Company generally to all other officers of the Company, subject to all the terms and conditions of the Company’s employee benefit plans in effect from time to time. During the Term, Mr. Jankowski shall be entitled to two (2) weeks of paid vacation and he may use any previously accrued vacation, subject to the Company’s vacation policy in effect from time to time. All accrued but unused vacation shall be paid out upon the end of the Term.

6.            Expenses. The Company shall reimburse Mr. Jankowski for actual out-of-pocket expenses that he reasonably incurs in performing services as Board Advisor in accord with the Company’s policy for such reimbursements applicable to employees generally, and upon receipt by the Company of appropriate documentation and receipts for such expenses.

7.	Termination.

(a)           General. The Term shall end (i) immediately upon Mr. Jankowski’s death, or (ii) upon him becoming disabled (within the meaning of the Americans With Disabilities Act of 1991, as amended) and unable to perform fully all essential functions of his job, with or without reasonable accommodation, for a period of 60 calendar days. In addition, either Mr. Jankowski or the Company may end the Term at any time for any reason or no reason, with or without Cause, in the absolute discretion of Mr. Jankowski or the Board (but subject to each party’s obligations under this Agreement), provided that Mr. Jankowski will give the Company at least two (2) weeks’ prior written notice of his resignation from any of his positions with the Company. Upon receipt of such written notice, the Company, in its sole discretion, may accelerate the effective date of the resignation to such date as the Company deems appropriate, and deem the resignation applicable to Mr. Jankowski’s positions as Board Advisor, his employment, and his director position, provided that Mr. Jankowski shall receive the compensation required under Section 4(a) of this Agreement for a full two (2) week period.

(b)           Notice of Termination. If the Company ends Mr. Jankowski’s employment during the Term, it shall give Mr. Jankowski at least two (2) weeks prior written notice of the termination, including a statement of whether the termination was for “Cause” (as defined in Section 8(a) below). The Company, in its sole discretion, may accelerate the effective date of termination to such date as the Company deems appropriate, provided that Mr. Jankowski shall receive the compensation required under Section 4(a) of this Agreement for a full two (2) week period. The Company’s failure to give notice under this Section 7(b) shall not, however, affect the validity of the Company’s termination of the Term or Mr. Jankowski’s employment, nor shall the lack of such notice entitle him to any rights or claims against the Company other than those arising from Mr. Jankowski’s right to receive the compensation required under Section 4(a) of this Agreement for a full two (2) week period.

8.	Severance Benefits.

(a)           “Cause” Defined. “Cause” means (i) willful or gross malfeasance or misconduct by Mr. Jankowski in connection with his employment; (ii) negligence in performing any of the Board Advisor’s duties; (iii) Mr. Jankowski’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, any felony or misdemeanor reflecting upon his honesty; (iv) Mr. Jankowski’s breach of any practices or written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government regulation; or (v) Mr. Jankowski’s breach of any material term or condition of this Agreement.

(b)           Termination without Cause. If the Company ends Mr. Jankowski’s employment during the Term other than for Cause, or if Mr. Jankowski’s employment ends upon expiration of the Term, Mr. Jankowski shall receive the Severance Benefits provided under Section 3(a) of this Agreement, provided that he signs, without subsequent revocation, a Separation Agreement and Release in a form acceptable to the Company.

(c)           Termination for Any Other Reason. If the Company ends Mr. Jankowski’s employment during the Term for Cause, or if Mr. Jankowski resigns any of his positions or his employment with the Company, then the Company shall have no obligation to pay him any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law (or, with respect to the Options, as set forth in the Plans or the applicable option grant agreements), be forfeited immediately upon the end of the Term.

9.            Post-Employment Consulting. After, or in connection with, the end of the Term, at the Company’s request and option, the parties will enter into a Consulting Agreement, in a form acceptable to the Company, under which Mr. Jankowski will be engaged to provide up to 80 hours of consulting services to the Company, as it determines are needed and upon reasonable notice to Mr. Jankowski, during the period when the severance under Section 3(a)(i) of the Agreement is paid to Mr. Jankowski (the “Consulting Term”). Mr. Jankowski will invoice the Company for his consulting services at the rate of $177.00 per hour.

10.	Additional Covenants.

(a)	Confidentiality. Mr. Jankowski reaffirms his acceptance of all his obligations under that certain Confidential Information and Proprietary Rights Agreement between the Company and him dated as of November 28, 1995. Mr. Jankowski acknowledges that the Confidential Information (as defined in the Agreement of November 28, 1995 and below) constitutes a protectable business interest of the Company and gives the Company a competitive advantage in the marketplace, and covenants and agrees that at all times during the Term and for five (5) years after expiration of the Term, Mr. Jankowski (x) shall take reasonable steps to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss and theft, and (y) shall not, directly or indirectly, use or disclose or convey to any third party, any Confidential Information other than in the ordinary course of properly performing duties as an employee of the Company, whether or not such Confidential Information is developed by Mr. Jankowski; provided, however, that Mr. Jankowski may furnish such portion (and only such portion) of the Confidential Information as Mr. Jankowski is legally obligated to disclose if: (A) he receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a governmental authority; and (B) to the extent not inconsistent with such request, he notifies the Company of the existence, terms and circumstances surrounding such request and consults with the Company on the advisability of taking steps available under applicable law or other legal requirements to resist or narrow the scope of the Confidential Information that must be disclosed; and (C) he exercises reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (D) disclosure of such Confidential Information is required to prevent Mr. Jankowski from being held in contempt or becoming subject to any other penalty under applicable law or other legal requirement. As used in this Agreement, the term “Confidential Information” means all information (whether or not specifically labeled or identified as “confidential”), in any form or medium, relating in any manner to the Company or its respective business, customers, suppliers, distributors or other business relations, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes. Confidential Information shall be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (A) related to the Company’s business and (B) not generally known to and available for use by the public other than as a result of any acts or omissions of Mr. Jankowski. Confidential Information of the Company also means all similar information disclosed to the Company by third parties which is subject to confidentiality obligations.

(ii)       Notwithstanding the foregoing, Mr. Jankowski understands that, pursuant to the Defend Trade Secrets Act of 2016, Mr. Jankowski shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state or local government official or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Mr. Jankowski understands that the foregoing does not provide Mr. Jankowski with immunity against a claim related to taking or using trade secrets of the Company without authorization.

(b)	“Non-Competition Period” Defined. “Non-Competition Period” means the period beginning at the later of the end of the Term or the end of a subsequent Consulting Term, and ending twelve (12) months thereafter. Notwithstanding anything contained in Section 10(c), nothing in this Agreement shall prohibit Mr. Jankowski from the passive ownership of less than three percent (3%) of any class of stock of any corporation that is listed on a national securities exchange or traded in the over-the-counter market, so long as Mr. Jankowski has no active participation in the business of such corporation.

(c)	Covenants of Non-Competition and Non-Solicitation.

(i) Mr. Jankowski acknowledges that: [a] the Company will rely upon him to help maintain and grow the Company’s business and related functions; [b] he will have business relationships on the Company’s behalf with its significant customers, suppliers, and vendors, including those with whom the Company has long-term or near-permanent relationships; [c] he will have access to, use or control of highly valuable non-public tangible Confidential Information about the Company’s developed and developing technology, inventions, innovations, equipment, methods, and know-how concerning production and marketing of nano and larger particles, materials and products, coated and uncoated (including ingredients, compositions, and fully formulated products), as well as highly valuable tangible and non-tangible proprietary information about the Company’s technology, finances, pending transactions, business plans, customer identity, and customer dealings; and [d] the Company does business throughout the United States and internationally, and the restrictions stated below are necessary to protect the Company’s legitimate business interests, including its Confidential Information and customer relationships.

(ii) For the foregoing reasons, and in consideration of the benefits available to Mr. Jankowski under Sections 3(a), 7(a), 7(b), 8(b), and 9 of this Agreement, Mr. Jankowski covenants that during the Term of this Agreement, any Consulting Term, and the Non-Competition Period, he shall not in any manner, directly or indirectly:

[A]       Engage in, be financially interested in, represent, render advice or service of any kind to, or be employed by, or in any way affiliated with, any other business (conducted for profit or not for profit), which is both (x) materially engaged in developing, producing, coating, refining, marketing, supplying, or selling nano or larger particles, materials (including powders, dispersions, and coatings), as ingredients, compositions, or fully formulated products, and that are (y) for applications, uses, or markets pertaining to skin health, skin care, beauty care, sun complexion care (including UV protection), cosmetics, OTC pharmaceuticals, or medical diagnostics (each a “Prohibited Business”).

[B]       Whether on Mr. Jankowski’s own behalf or on behalf of any other person or entity: (a) contact, solicit, accept business from, disrupt or in any way interfere with the Company’s business relationship with any person or entity that was a customer, supplier, or vendor of the Company in connections with any Prohibited Business during the last twelve (12) months of Mr. Jankowski’s employment or during any subsequent Consulting Term, or (b) contact, solicit, or attempt to solicit for employment or engagement any persons who were officers, employees, or contractors of the Company at any time with the 180-day period before the date the Term ends.

(d) Remedies.

i.	Injunctions. In view of Mr. Jankowski’s access to the Company’s Confidential Information, and in consideration of the value of such property to the Company, he agrees that the covenants in this Section 10 are necessary to protect the Company’s interests in its proprietary information and trade secrets, and to protect and maintain customer and supplier relationships, to which Mr. Jankowski would not have had access to or involvement in but for his employment with the Company. He confirms that enforcement of the covenants in this Section 10 will not prevent him from earning a livelihood. Mr. Jankowski further agrees that in the event of his actual or threatened breach of any covenant in this Section 10, the Company would be irreparably harmed, the full extent of resulting injury would be impossible to calculate, and the Company therefore will not have an adequate remedy at law. Accordingly, Mr. Jankowski agrees that temporary and permanent injunctive relief are appropriate remedies against such breach, without bond or security; provided, however, that nothing herein shall be construed as limiting any other legal or equitable remedies available to the Company.

ii.	Attorney’s Fees. Mr. Jankowski shall pay all costs and expenses (including, without limitation, court costs, investigation costs, expert witness and attorneys’ fees) incurred by the Company in connection with successfully enforcing its rights under this Agreement. The Company shall have the right to disclose the contents of this Agreement to any person or entity whom the Company believes Mr. Jankowski has solicited in violation of this Agreement.

iii.	Arbitration. No dispute arising from Mr. Jankowski’s actual or threatened breach of any covenant in this Section 10 shall be subject to arbitration. However, any other dispute or claim arising from any other provision of this Agreement, or related to Mr. Jankowski’s employment (whether based on statute, ordinance, contract, tort, or otherwise), shall be submitted to arbitration before a single arbitrator pursuant to the Employment Arbitration Rules of JAMS. Any such arbitration shall be conducted in Chicago, Illinois. An arbitration award rendered under this Section 10(d)(iii) shall be final and binding on the parties and may be submitted to any court of competent jurisdiction for entry of a judgment thereon in accord with the Federal Arbitration Act or the Illinois Arbitration Act.

(d)	Acknowledgement. Mr. Jankowski acknowledges that: (i) the Company has advised him to consult with an attorney, and he has done so, before accepting the covenants in Section 10 and signing this Agreement; and (ii) he has been given 14 days to review those covenants before signing this Agreement. However, if Mr. Jankowski so desires, he may sign this Agreement before the end of the 14-day review period.

11.	Limitation on Claims. MR. JANKOWSKI AGREES THAT HE WILL NOT COMMENCE ANY ACTION OR SUIT RELATING TO MATTERS ARISING OUT OF HIS EMPLOYMENT WITH THE COMPANY (IRRESEPECTIVE OF WHETHER SUCH ACTION OR SUIT ARISES OUT OF THE PROVISIONS OF THIS AGREEMENT) LATER THAN SIX MIONTHS AFTER THE FIRST TO OCCUR OF (A) THE DATE SUCH CLAIM INITIALLY ARISES, OR (B) THE DATE MR. JANKOWSKI’S EMPLOYMENT TERMINATES FOR ANY REASON WHATSOEVER. MR. JANKOWSKI EXPRESSLY WAIVES ANY APPLICABLE STATUTE OF LIMITATIONS TO THE CONTRARY.

12.	Successors and Assigns.

(a)       Mr. Jankowski. This Agreement is a personal contract, and the rights and interests that this Agreement provides to Mr. Jankowski may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. Except to the extent contemplated in Section 3(a)(iii) above, Mr. Jankowski shall not have any power of anticipation, alienation, or assignment of the payments contemplated by this Agreement, all rights of Mr. Jankowski shall be for his sole personal benefit, and no other person shall acquire any right, title, or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment, or bankruptcy proceedings involving Mr. Jankowski. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Mr. Jankowski and his personal representatives, distributees, and legatees.

(b)       The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company, its successors and assigns, including but not limited to any person or entity that may acquire all or substantially all the Company’s assets or business or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect even if the Company sells all or substantially all its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all its assets. The Company’s obligations under this Agreement shall cease, however, if the successor to the Company, the purchaser or acquirer either of the Company or of all or substantially all its assets, or the entity with which the Company has affiliated, shall assume in writing the Company’s obligations under this Agreement (and deliver an executed copy of such assumption to Mr. Jankowski), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

13.          Entire Agreement. This Agreement and the other agreements referenced herein (other than the now-terminated prior Employment Agreement between the parties dated as of August 12, 2009) represent the entire agreement between the parties concerning Mr. Jankowski’s employment with the Company and supersede all prior negotiations, discussions, understandings, and agreements, whether written or oral, between Mr. Jankowski and the Company relating to the subject matters of this Agreement.

14.          Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Mr. Jankowski and the Chair of the Company’s Board of Directors. No waiver by any party to this Agreement of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time, or any subsequent time.

15.          Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by U.S. first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or by email to the recipient at the address below indicated:

To the Company:	Solésence, Inc. 1319 Marquette Drive Romeoville, IL 60446 Attn: Janet Whitmore Chair, Board of Directors janetwhitmore@me.com
To Mr. Jankowski:	Mr. Jess Jankowski N7189 Sylvan Lane Elkhorn, WI 53121 jjankowski@solesence.com

Or such other address, or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, or one day after deposit, if sent by courier, when confirmed received if sent by email, or if sent by US mail, five days after deposit in the U.S. first-class mail, postage prepaid.

16.          Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable to any extent, the remainder of this Agreement shall not be affected, but shall remain in full force and effect. If any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be invalid, such provision shall not be determined to be entirely of no effect; instead, it is the intention and desire of both the Company and Mr. Jankowski that any court of competent jurisdiction shall interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period, and such other constraints or conditions as shall be enforceable under the applicable law.

17.          Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.          Headings. All descriptive headings of sections in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section.

19.          Withholding Taxes. All salary, benefits, reimbursements, and any other payments to Mr. Jankowski under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required or permitted by law. In addition, all payments that are provided to Mr. Jankowski shall be made so as to either comply with, or be exempt from, the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

20.          Applicable Law: Jurisdiction. The laws of the State of Illinois shall govern the interpretation of the terms of this Agreement, without reference to rules relating to conflicts of law.

Solésence, Inc.

By:	/s/ Janet Whitmore
Janet Whitmore Chair, Board of Directors

/s/ Jess Jankowski
Jess Jankowski

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